Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc:  Financial Representative

Wells Real Estate Fund VI, L.P. Fact Sheet            VI

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
880 Holcomb Bridge Road	SOLD	26%
BellSouth	100%	34%
Cherokee Commons	SOLD	11%
Hartford	SOLD	54%
Marathon	100%	42%
Stockbridge I Expansion	SOLD	45%
Stockbridge Village II	SOLD	54%
Stockbridge Village III	SOLD	45%
Tanglewood Commons	99%	34%
WEIGHTED AVERAGE	99%

FUND FEATURES

OFFERING DATES	April 1993 – April 1994

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	72% to 28%

AMOUNT RAISED	$25,000,000

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund VI has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have sold six assets, including the recent sale of the three Stockbridge Village properties and 880 Holcomb Bridge Road. Our focus on the remaining assets involves re-leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

Two recent sale transactions were highlights for the Fund. The three Stockbridge Village properties were sold on April 29, 2004, and 880 Holcomb Bridge Road was sold on July 1, 2004. These sales capitalized on the current strong investor demand for retail shopping centers in the market. We have secured 100% occupancy at the Marathon building through two long-term leases, placing this asset in a stable condition. We made our first distribution of net sale proceeds in January 2004 to limited partners, totaling approximately $5,231,000. We also have announced the next net sale proceeds distribution to limited partners, scheduled for the fourth quarter 2004, totaling approximately $4,596,520, from the sales of the Hartford, Stockbridge Village II, Stockbridge Village III, and Stockbridge Village I Expansion properties.

The third quarter 2004 operating distributions to the Class A unit holders were 3.0%, a slight increase from the 2.5% rate the prior quarter. The distribution rate has remained low as a result of the free rent periods at the Marathon building and the decreased revenues resulting from the sales of the Stockbridge Village and 880 Holcomb Bridge Road properties. The General Partners anticipate that operating distributions will remain at a similar level in the near term, particularly given the remaining free rent periods at Marathon. As we move into 2005, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

We would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $16.4 million since inception, which equates to approximately 71% of the $22.9 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $7.44 per unit in allocated tax losses through December 31, 2003. No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund VI, L.P. Fact Sheet            VI

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	5.00%	2.50%	3.00%	—	—
2003	5.00%	5.50%	6.50%	6.50%	5.88%
2002	8.00%	8.00%	8.00%	4.50%	7.13%
2001	8.75%	8.50%	8.50%	8.25%	8.50%
2000	9.00%	9.00%	9.00%	8.75%	8.94%
1999	7.80%	8.22%	8.41%	8.67%	8.28%
1998	8.06%	8.16%	8.01%	7.79%	8.01%
1997	6.81%	6.78%	7.43%	8.02%	7.26%
1996	6.03%	5.40%	4.99%	6.27%	5.67%
1995	6.25%	6.25%	6.27%	6.30%	6.27%
1994	0.00%	0.00%	5.01%	6.27%	2.82%
1993	N/A	0.00%	0.00%	0.00%	0.00%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003		2002	2001	2000	1999
—	-26.62	%*	0.00%	16.78%	19.66%	17.24%

*	Negative percentage due from gain allocation.

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and approximately $1,802,000 in net sale proceeds has been allocated to Fund VI. The General Partners are reviewing potential capital costs for the Fund to determine if all, or a portion, of these proceeds can be distributed in 2005.

•	The BellSouth building in Jacksonville, Florida, is currently 100% leased. Leases for both tenants of the building expire in 2006.

•	The Cherokee Commons property was sold in 2001 and approximately $886,000 of the net sale proceeds was allocated to the Fund. The net sale proceeds were distributed to the limited partners in January 2004.

•	The Hartford property was sold in 2003, delivering allocated net sale proceeds to the Fund of approximately $4,366,000. Approximately $19,000 has been used to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon property. Approximately $4,345,000 of the net sale proceeds was distributed to limited partners in January 2004. The remaining proceeds of approximately $2,400 are planned to be distributed in the fourth quarter 2004.

•	The Marathon property is 100% leased, with a new seven-year lease to Marathon for approximately 44,000 square feet, and a 10-year lease to Virchow Krause for approximately 27,000 square feet. Each of these leases included a free rent period, which extends through July 2004 and December 2004, respectively. The Marathon property is currently providing positive cash flow since the Marathon free rent period has expired. With these new leases in place, we are now marketing this asset for sale.

•	The Stockbridge Village II, III, and I Expansion properties were sold on April 29, 2004, and approximate net sale proceeds of $1,450,000, $1,304,000, and $1,840,000, respectively, have been allocated to the Fund from these sales. The General Partners have reviewed the capital costs anticipated for the Fund and determined that these net sale proceeds can be distributed, which is scheduled for the fourth quarter 2004.

•	The Tanglewood Commons shopping center continues to be well-occupied at 99%. The Fund has sold a land outparcel at Tanglewood in 2002, resulting in an allocation of net sale proceeds of approximately $180,000 to the Fund. These net sale proceeds have been used to fund the Partnership’s pro-rata share of operating costs and re-leasing costs at the Marathon property.

For further information, please refer to Fund VI’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds